AMENDMENT TO
EMPLOYMENT AGREEMENT
WHEREAS, Kim D. Saunders (the “Executive”) is a party with M&F Bancorp, Inc. (the “Company”) and Mechanics and Farmers Bank, a wholly-owned subsidiary of the Company (the “Bank”), to an Employment Agreement, dated January 12, 2007 (the “Employment Agreement”);
WHEREAS, the Company intends to enter into a letter agreement with the United States Department of the Treasury (the “UST”) pursuant to which the Company shall issue shares of preferred stock and the UST shall purchase from the Company the shares of preferred stock (the “Program”); and
WHEREAS, it is a condition to participation in the Program under the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and rules, regulations, guidance or other requirements issued thereunder (collectively, along with the EESA, the “EESA Restrictions”), that (i) employment agreements and other agreements with the Executive and certain other employees of the Company and the Bank (the “Covered Employees”) be amended to comply with the EESA Restrictions; and (ii) the Covered Employees execute a form of waiver (the “Waiver”); and
WHEREAS, the Executive intends to execute the Waiver, wherein the Executive: (i) acknowledges that the EESA Restrictions may require modification of the employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that the Executive may have with the Company and the Bank (together, the “Employer”) or in which the Executive participates as they relate to the period the United States holds any equity or debt securities of the Company acquired through the Program (collectively, along with the Employment Agreement, the “Benefit Plans”); (ii) consents to all such modifications; and (iii) acknowledges and agrees that if the Employer notifies her in writing that she has received payments in violation of the EESA Restrictions, she shall repay the aggregate amount of such payments to the Employer no later than fifteen (15) business days following her receipt of such notice;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and as consideration for the benefits that the Executive will receive as a result of the Company’s participation in the Program, the Company, the Bank and the Executive agree as follows:

1.	No Golden Parachute Payments. The Executive shall not receive any golden parachute payment that is prohibited by the EESA Restrictions.
2.
Recovery of Payments in Violation of the EESA Restrictions. If the Employer notifies the Executive in writing that she has received payments in violation of the EESA Restrictions, the Executive hereby agrees to repay the aggregate amount of such payments to the Employer no later than fifteen (15) business days following her receipt of such notice.

3.	General. The Benefit Plans are hereby amended to the extent necessary so as to be consistent with the EESA Restrictions.
4.
Interpretation This Amendment is intended to, and shall be interpreted, administered and construed to comply with the EESA Restrictions (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Amendment.)

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5.
Miscellaneous . This Amendment shall be effective only so long as the Employer is subject to the EESA Restrictions. In the event that the EESA Restrictions cease to apply to the Employer, this Amendment shall immediately become null and void. Further, to the extent permitted by the EESA Restrictions and applicable law, Executive’s benefits under the Employment Agreement shall accrue and shall be paid to the Executive at a future date when and if so permitted by the EESA Restrictions and applicable law (“Accrued Payments”). Any such Accrued Payments will not accrue interest. To the extent not subject to federal law, this Amendment will be governed by and construed in accordance with the laws of the State of North Carolina. This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original. Except as amended herein, the Benefit Plans shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to the Employment Agreement as of June 26, 2009.

M&F BANCORP, INC.

By:_______________________________________
Chairman

MECHANICS AND FARMERS BANK

By:_______________________________________
Chairman

EXECUTIVE:

__________________________________________
Kim D. Saunders

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